Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Kevin Waetke, Director of Corporate Communications                (515) 281-2785


     MidAmerican Energy Holdings Company Closes on Acquisition of Kern River

         Des Moines, Iowa - March 27, 2002 - MidAmerican Energy Holdings Company today announced it has completed its acquisition of Kern River Gas Transmission Company from Williams [NYSE: WMB]. Kern River is a 926-mile interstate pipeline transporting Rocky Mountain and Canadian natural gas to markets in California, Nevada and Utah.
         "While this is MidAmerican's first entry into the interstate natural gas transmission business, it is a logical extension of our current energy businesses," said David L. Sokol, chairman and chief executive officer of MidAmerican Energy Holdings Company. "Kern River is clearly one of the best operating natural gas transmission lines in the country. We see this acquisition as the perfect way to enter this segment of the industry and, by working with Kern River's existing management staff, to grow this company well into the future."
         MidAmerican will continue the planned expansion of the Kern River system, a project that will more than double the pipeline's capacity. The value of the pipeline, together with the planned expansion project, exceeds $2 billion.
         The transaction was announced on March 7 and received prompt approval. Upon completion of the expansion project, expected in May 2003, Kern River will be capable of transporting 1.7 billion cubic feet of natural gas per day. When converted to electricity, that is enough energy to power approximately 10 million homes.
         In addition to the acquisition of the Kern River system, MidAmerican completed its purchase of $275 million of 9-7/8 percent cumulative convertible preferred stock of Williams.
         MidAmerican was advised by Credit Suisse First Boston on this transaction.
         MidAmerican Energy Holdings Company is based in Des Moines, Iowa, and is a privately owned global provider of energy services. Through its energy-related business platforms - CalEnergy Generation, Kern River Gas Transmission Company, MidAmerican Energy, and Northern and Yorkshire Electric - MidAmerican provides electric and natural gas service to 5 million customers worldwide. Information on MidAmerican is available on the Internet at www.midamerican.com. Information on HomeServices, the company's wholly owned residential real estate brokerage business, is available on the Internet at www.homeservices.com.